Pricing Supplement No. 17 dated June 6, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $600,000,000	Floating Rate Notes: ☒	Fixed Rate Notes: ☐
Original Issue Date: June 13, 2003	Closing Date: June 13, 2003	CUSIP Number: 78442F AW8
Maturity Date: July 25, 2007	Option to Extend Maturity: ☒ No	Specified Currency: U.S. Dollars
☐ Yes
If Yes, Final Maturity Date:
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:	☐ CD Rate	Index Maturity:	Three Months, except for the initial Interest Period for which the Index Maturity shall be Two Months.
☐ Commercial Paper Rate
	☐ CMT Rate	Spread: Plus 22 basis points (0.22%).
☐ Federal Funds Rate
	☒ LIBOR Telerate	Initial Interest Rate: 1.36%.
☐ LIBOR Reuters
	☐ Prime Rate	Interest Rate Reset Period: Quarterly.
☐ 91-Day Treasury Bill Rate
Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 25, 2003.	Interest Payment:	Each January 25th, April 25thh, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 25, 2003.
Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:
From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).

ABN AMRO Incorporated Banc One Capital Markets, Inc. Citigroup Goldman, Sachs & Co. Merrill Lynch & Co.	Banc of America Securities LLC Barclays Capital Deutsche Bank Securities JPMorgan Morgan Stanley

June 6, 2003

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.
Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.
Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	ABN AMRO Incorporated	$74,500,000
	Banc of America Securities LLC	33,000,000
	Banc One Capital Markets, Inc.	50,000,000
	Barclays Capital Inc.	20,000,000
	Citigroup Global Markets Inc.	4,000,000
	Deutsche Bank Securities Inc.	40,000,000
	Goldman, Sachs & Co.	25,000,000
	J.P. Morgan Securities Inc.	8,500,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	300,000,000
	Morgan Stanley & Co. Incorporated	45,000,000

	Total	$600,000,000

The underwriters have agreed to purchase the Notes from SLM Corporation at 99.836% of their principal amount ($599,016,000 aggregate proceeds to SLM Corporation, before deducting expenses payable by SLM Corporation) plus accrued interest, if any, from June 13, 2003 to the date of delivery, subject to the terms and conditions set forth in the Term Agreements for the Notes.

The underwriters propose to offer the Notes, from time to time, for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

CUSIP Number:	78442F AW8
ISIN Number:	US78442F AW86

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.